Exhibit 4.23

CHROMOCELL THERAPEUTICS CORPORATION

Fifth Amended and Restated Promissory Note

Face Amount: $450,000.00	December 7, 2023
Purchase Price: $300,000.00	New York, NY

FOR VALUE RECEIVED, the undersigned Chromocell Therapeutics Corporation, a Delaware corporation (the “Borrower”), promises to pay to the order of 3i, LP, its successors or assigns (the “Lender”), FOUR HUNDRED FIFTY THOUSAND DOLLARS ($450,000) (the “Face Amount”) by January 31, 2024 (the “Maturity Date”) as provided herein or on such earlier date as this Fifth Amended and Restated Promissory Note (this “Note”) is required or permitted to be repaid as provided hereunder, together with all accrued but unpaid interest thereon. Effective November 13, 2023, this Note amends and restates in its entirety that certain Promissory Note, dated February 4, 2022, as amended and restated by that certain Amended and Restated Promissory Note dated February 27, 2023, as further amended and restated by that certain Second Amended and Restated Promissory Note dated June 23, 2023, as further amended and restated by that certain Third Amended and Restated Promissory Note dated August 13, 2023, as further amended by that certain Amendment No. 1 to Third Amended and Restated Promissory Note, dated September 24, 2023, and as further amended and restated by that certain Fourth Amended and Restated Promissory Note dated October 12, 2023 (collectively, the “Amended Note”), in the principal sum of the Face Amount, previously issued by the Borrower to the Lender, and is intended to constitute an amendment and modification to, and otherwise to constitute a continuation of, the Amended Note, and is not intended and shall not be construed to constitute a novation thereof or of any obligation of any party thereunder. Borrower and Lender agree that no Event of Default existed under the Amended Note.

Section 1.             Maturity; Interest. The Face Amount, all accrued and unpaid interest, and all other amounts payable under this Note shall be due and payable in cash at the Maturity Date; provided, that this Note may be prepaid in whole or in part at any time and from time-to-time upon three (3) prior business days’ written notice, without penalty. Except as otherwise provided herein, this Note shall accrue interest equal to two percent (2%) of the Face Amount per month ($9,000) per month), beginning February 3, 2023 to the date the Note is satisfied in full, whether by prepayment, by repayment or otherwise.

Section 2.             Repayment. Repayment of the Note shall occur as follows: (i) on the Maturity Date, Borrower shall repay Lender, in cash, one hundred percent (100%) of the Face Amount and interest due on this Note outstanding as of the date of repayment; or (b) if earlier to occur, on the closing of an underwritten public offering of securities of the Borrower (an “IPO”), Lender shall be required to present this Note in full (including all accrued interest thereon) to purchase securities in the IPO as legal tender therefor on a dollar-for-dollar basis based on the offering price of such securities to the public as set forth in the applicable registration statement. So long as no Event of Default has occurred, such repayment shall satisfy Borrower’s obligations pursuant to this Note in full, and this Note shall be of no further force and effect.

Section 3.              Transferability. This Note and any of the rights granted hereunder are freely transferable or assigned by Lender, in whole or in part, in its sole discretion; provided, there is notice to the Borrower.

Section 4.               Event of Default.

(a)          In the event that any one of the following events shall occur (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body), it shall be deemed an Event of Default:

(i)             Any default in the payment of the principal of, interest on or other charges in respect of this Note, or any other note issued by the Borrower for the benefit of the Lender or any other creditor, as and when the same shall become due and payable;

(ii)            Borrower shall fail to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Note or any other agreement between the Borrower and the Lender or any other creditor;

(iii)           There shall be a breach of any of the representations and warranties set forth in this Note or any transaction document executed contemporaneously herewith; or

(iv)           Borrower, shall commence, or there shall be commenced against Borrower any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower or there is commenced against Borrower any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty (60) days; or Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Borrower suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty (60) days; or Borrower makes a general assignment for the benefit of creditors; or Borrower shall fail to pay or shall state that it is unable to pay or shall be liable to pay, its debts as they become due or by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Borrower for the purpose of effecting any of the foregoing.

(b)          Upon the occurrence of an Event of Default, the Lender shall give the Borrower notice of such occurrence, at which time the Borrower shall have five (5) business days from receipt of such notice to pay the outstanding amount of the Note in full. In the event that full payment is not made upon the expiry of the five (5) day period, a default penalty equal to two percent (2%) of the Face Amount per month during the period of Default (the “Default Penalty”). Lender may then, at its sole discretion declare the entire then outstanding Face Amount of this Note and the Default Penalty immediately due and payable (a “Default Declaration”), in which event the Lender may, at its sole discretion take any action it deems necessary to recover amounts due under this Note.

(c)            Upon the occurrence of an Event of Default, the Lender shall be entitled to recover, in addition to the Face Amount of the Note and the Default Penalty, all of its costs, fees (including without limitation, reasonable attorney’s fees and disbursements), and expenses relating collection and enforcement Note, including all costs and expenses incurred by it in enforcing its rights under the Note and any transaction document entered into contemporaneously herewith.

(d)           The failure of Lender to exercise any of its rights hereunder in any particular instance shall not constitute a waiver of the same or of any other right in that or any subsequent instance with respect to Lender or any subsequent holder. BORROWER ACKNOWLEDGES THAT THE LOAN EVIDENCED BY THIS NOTE IS A COMMERCIAL TRANSACTION. BORROWER FURTHER WAIVES DILIGENCE, DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST AND NOTICE OF PROTEST, AND NOTICE OF ANY RENEWALS OR EXTENSIONS OF THIS NOTE. BORROWER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF RAMIFICATION THIS WAIVER WITH ITS ATTORNEYS. Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. The remedies available to the Lender upon the occurrence of an Event of Default shall be cumulative.

Section 5.              Notices. Any and all notices, service of process or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Note shall be deemed to have been duly given or made for all purposes when hand delivered or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier as follows:If to Lender, at:

3i, LP

140 Broadway FL 38

New York, NY 10005

Attn: Maier Tarlow, Manager

Or such other address as may be given to the Borrower from time to time

If to Borrower, at:

Chromocell Therapeutics Corporation

4400 Route 9 South, Suite 1000

Freehold, NJ 07728

Attn: Francis Knuettel II, CFO

Or such other address as may be given to the Lender from time to time

Section 6.              Usury. This Note is hereby expressly limited so that in no event whatsoever, whether by reason of acceleration of maturity of the loan evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lender hereunder for the loan, use, forbearance or detention of money exceed that permissible under applicable law. If at any time the performance of any provision of this Note or of any other agreement or instrument entered into in connection with this Note involves a payment exceeding the limit of the interest that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of the Borrower and the Lender that all payments under this Note are to be credited first to interest as permitted by law, but not in excess of (i) the agreed rate of interest set forth herein or therein or (ii) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal. The provision of this Section 6 shall never be superseded or waived and shall control every other provision of this Note and all other agreements and instruments between the Borrower and the Lender entered into in connection with this Note. To the extent permitted by applicable law, Borrower waives any right to assert the defense of usury.

Section 7.              Governing Law; Waiver of Jury Trial. This Note and the provisions hereof are to be construed according to and are governed by the laws of the State of Delaware, without regard to principles of conflicts of laws thereof. Borrower agrees that the New York State Supreme Court located in the County of New York, State of New York shall have exclusive jurisdiction in connection with any dispute concerning or arising out of this Note or otherwise relating to the parties’ relationship. In any action, lawsuit or proceeding brought to enforce or interpret the provisions of this Note and/or arising out of or relating to any dispute between the parties, Lender shall be entitled to recover all of its costs and expenses relating collection and enforcement of this Note (including without limitation, reasonable attorney’s fees and disbursements) in addition to any other relief to which Lender may be entitled and all costs of collection, including any legal fees associated with this Note will be paid by the Borrower. Each party agrees that any process or notice to be served or delivered in connection with any action, lawsuit or proceeding brought hereunder may be accomplished in accordance with the notice provisions set forth above or as otherwise provided by applicable law. BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS NOTE.

Section 8.              Successors and Assigns. Subject to applicable laws, this Note and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of Borrower and the successors and assigns of Lender.

Section 9.              Amendment. This Note may be modified or amended or the provisions hereof waived only with the written consent of Lender and Borrower.

Section 10.            Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Note.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Borrower and Lender have caused this Note to be executed by a duly authorized officer as of the date first above indicated.

BORROWER: Chromocell Therapeutics Corporation
By:	/s/ Francis Knuettel II
Name: Francis Knuettel II
Title: Chief Financial Officer

LENDER: 3i, LP
By:	/s/ Maier J. Tarlow
Name: Maier J. Tarlow Title: Manager On Behalf Of The GP

[Signature Page to Fifth Amended and Restated Promissory Note]